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                                                                 EXHIBIT 10.14

March 12, 1999                          [LETTERHEAD OF INVENTA]



Carol C. Halliday
3175 Cole Street
Golden, CO 80401


Dear Carol:

We are pleased to offer you the position of Vice President and General Manager of Western Region Operations with Inventa. You will be based at Inventa's Santa Clara office and will report to Dave Lavanty, President and CEO.

Your base salary will be $7,500, which is paid semi-monthly, and is equivalent to $180,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive a performance bonus of 25% paid quarterly. Your bonus for Q2 and Q3 of this year will be guaranteed. The details of the plan are attached.

Under the terms of the company's Incentive Stock Option Plan, you will also receive an option to acquire 145,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest 25% on your first anniversary of employment, and ratably every month over the next three years until fully vested after four years of employment. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.

You will be entitled to the complete Inventa benefits package which is outlined in the enclosed Benefits Summary. Please feel free to call Dixie Smith at 408-987-0220, ext. 320 or send E-mail to dsmith@inventa.com if you have any questions or would like more information on the benefits.

Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this offer letter, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

Should your employment with Inventa be terminated without Cause (to be defined below) at any time, Inventa will continue to pay your base compensation for three months after your effective termination date, as severance compensation.
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Carol C. Halliday
Page 2


The United States government requires all new employees to present evidence of their identity and legal right to work in the this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use an U.S. social security card as proof of employment eligibility, it must be an original card.


If you have any questions regarding this offer please feel free to contact me. If this offer is acceptable to you, please sign and date the original in the spaces provided below and, if you know it, indicate the date you can begin work. Please keep the copy of this letter for your records and return the original to me by Friday, March 19, 1999.


Carol, we are committed to build Inventa into a world-class company. Of course, this will require dedication and hard work from all of us. We feel you would be a valuable addition to Inventa and look forward to having you as part of our team in meeting this challenge.



Sincerely,

/s/ Elizabeth Campbell

Elizabeth J. Campbell
Director of Human Resources
Inventa Corporation



Enclosures (4)



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